UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Dugan, Michael T.
   5701 South Santa Fe Drive
   Littleton, CO  80120
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Echostar Communications Corporation
   DISH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President - Echostar Technologies Corporation
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |08/20/|M   | |1,765             |A  |$8.50      |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/20/|S   | |1,765             |D  |$75.00     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/20/|M   | |735               |A  |$8.50      |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/20/|S   | |735               |D  |$75.00     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/23/|M   | |500               |A  |$8.50      |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/23/|S   | |500               |D  |$77.00     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/23/|M   | |2,000             |A  |$8.50      |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/23/|S   | |2,000             |D  |$77.13     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/25/|M   | |4,259             |A  |$8.50      |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/25/|S   | |4,259             |D  |$80.00     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/25/|M   | |500               |A  |$8.50      |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/25/|S   | |500               |D  |$80.19     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/25/|M   | |241               |A  |$8.50      |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |08/25/|S   | |241               |D  |$80.00     |80 (1)             |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |4,186 (1)          |I     |(2)                        |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$8.50   |08/20|M   |V|1,765      |D  |(3)  |(4)  |Class A Comm|1,765  |       |1,765 (1)   |D  |            |
(Right to Buy)        |        |/99  |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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Employee Stock Option |$8.50   |08/20|M   |V|735        |D  |(5)  |(4)  |Class A Comm|735    |       |            |D  |            |
(Right to Buy)        |        |/99  |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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Employee Stock Option |$8.50   |08/23|M   |V|2,500      |D  |(5)  |(4)  |Class A Comm|2,500  |       |            |D  |            |
(Right to Buy)        |        |/99  |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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Employee Stock Option |$8.50   |08/25|M   |V|4,259      |D  |(5)  |(4)  |Class A Comm|4,259  |       |14,988 (1)  |D  |            |
(Right to Buy)        |        |/99  |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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Employee Stock Option |$8.50   |08/25|M   |V|741        |D  |(6)  |(4)  |Class A Comm|741    |       | 183,259 (1)|D  |            |
(Right to Buy)        |        |/99  |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The shares have been adjusted to reflect the two-for-one stock split of the Company's common stock which took place in July,
1999.
(2) On March 19, 1999, the Company issued an additional 65,000 shares of Class A Common Stock to the
EchoStar Communications Corporation's 401(k) Employees' Savings Plan (the "Plan"). The number of shares reported in column 5 represents the total number of shares allocated to the reporting person's account through the
Plan to date. The reporting person has dispositive, but no voting power with respect to the shares.
(3) The shares underlying the option, listed in column 5, vested at the rate of 20% per year, commencing on June
20,
1996.
(4) Each portion of the option expires five years from the date on which that portion of the option first becomes exercisable.
(5) The shares underlying the option, listed in column 5, vested at the rate of 20% per year, commencing on
August 1,
1997.
(6) The shares underlying the option, listed in column 5, vested at the rate of 20% per year, commencing on
December 31,
1998.
SIGNATURE OF REPORTING PERSON
/s/ Michael T. Dugan
DATE
September 8, 1999